UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2014

SEVCON, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-9789	04-2985631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Northboro Road Southborough, MA	01772
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (508) 281-5510

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the planned rights offering described in Item 8.01, on June 24, 2014, the Registrant, Meson Capital LP, whose managing partner is Ryan J. Morris, one of the Registrant's directors, and Walter M. Schenker, another of the Registrant's directors, entered into a Standby Purchase Agreement under which Meson and Mr. Schenker agreed to purchase shares of Series A Convertible Preferred Stock not subscribed for by other stockholders in the rights offering up to an aggregate amount of $1.15 million, less any amount they invest to purchase shares upon exercise of subscription rights, including any rights they have purchased. Any such "standby" purchase will be conditioned on the Company's having received subscriptions of a minimum of $4 million from other investors and will be made in a transaction separate from the rights offering at the same subscription price offered to stockholders. The Standby Purchase Agreement also contains other provisions, including conditions to closing, termination rights, and representations, warranties and covenants of the Company and the Standby Purchasers that are customary for agreements of this type. The Registrant will pay no fees or other consideration in exchange for these standby commitments.

Item 8.01. Other Events.

On June 27, 2014, the Registrant issued a press release announcing its plans to make a rights offering to existing holders of its common stock. Assuming the rights offering is fully subscribed, the Registrant expects to receive gross proceeds of approximately $10 million, minus expenses. In the offering, the Registrant will distribute to its common stockholders transferable subscription rights to purchase their pro rata portions of a new issue of Series A Convertible Preferred Stock. The subscription price, the terms of the preferred stock, the record date for the distribution of the rights and the subscription period, which are not yet determined, will be included in the final prospectus that will be filed with the SEC.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release issued by the Registrant on June 27, 2014.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVCON, INC. (Registrant)
June 27, 2014 (Date)	/s/ RAYMOND J. THIBAULT JR. Raymond J. Thibault Jr. Assistant Treasurer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release issued by the Registrant on June 27, 2014.